UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	98-1319227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

750 – 1095 West Pender Street Vancouver, BC, Canada	V6E 2M6
(Address of Principal Executive Offices)	(Zip Code)

2023 STOCK AND INCENTIVE PLAN

(Full title of the plan)

Stephen Hoffman, Chief Operating Officer

6420 Sunset Corporate Dr., Las Vegas, Nevada, 89120

(Name and address of agent for service)

Tel: (303) 396-5921

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michael Shannon

McMillan LLP

Royal Centre, 1055 West Georgia Street, Suite 1500

Vancouver, BC, Canada V6E 4N7

Telephone: (604) 893-7638

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated file	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to a maximum of 17,447,000 shares of common stock, par value $0.0001 per share, issuable directly by Body and Mind Inc. (“we” or the “Company”) under our 2023 Stock and Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the 2023 Stock and Incentive Plan, and pursuant to Rule 416(a) under the United States Securities Act of 1933, as amended (the “Securities Act”), any additional shares of common stock that become issuable under the 2023 Stock and Incentive Plan by reason of any stock dividend, stock split, or other similar transaction.  We previously registered 10,185,321 shares of our common stock issuable pursuant to stock options under our 2012 Incentive Stock Option Plan on a registration statement on Form S-8 (Registration No. 333-237700).  As more fully described herein, our 2012 Incentive Stock Option Plan was superseded and replaced by our 2023 Stock and Incentive Plan.

The information set forth in our prior registration statement on Form S-8 as listed above (Registration No. 333-237700), as filed with the United States Securities and Exchange Commission (the “Commission”), is incorporated by reference herein and made a part hereof.

__________

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10‑K for the fiscal year ended July 31, 2022 filed with the Commission on January 17, 2023;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2022 filed with the Commission on January 24, 2023;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2023 filed with the Commission on March 22, 2023;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2023 filed with the Commission on June 20, 2023;

(e)	the Registrant’s Current Report on Form 8-K filed with the Commission on November 30, 2022;

(f)	the Registrant’s Current Report on Form 8-K filed with the Commission on December 8, 2022;

(g)	the Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2022;

(h)	the Registrant’s Current Report on Form 8-K filed with the Commission on December 22, 2022;

(i)	the Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2022;

II-1

(j)	the Registrant’s Current Report on Form 8-K filed with the Commission on January 6, 2023;

(k)	the Registrant’s Current Report on Form 8-K/A filed with the Commission on January 17, 2023;

(l)	the Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2023;

(m)	the Registrant’s Current Report on Form 8-K filed with the Commission on January 25, 2023;

(n)	the Registrant’s Current Report on Form 8-K filed with the Commission on February 2, 2023;

(o)	the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on February 10, 2023;

(p)	the Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2023;

(q)	the Registrant’s Current Report on Form 8-K filed with the Commission on March 6, 2023;

(r)	the Registrant’s Current Report on Form 8-K filed with the Commission on March 23, 2023;

(s)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2023;

(t)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 19, 2023;

(u)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 26, 2023;

(v)	the Registrant’s Current Report on Form 8-K filed with the Commission on May 25, 2023;

(w)	the Registrant’s Current Report on Form 8-K filed with the Commission on June 7, 2023;

(x)	the Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2023;

(y)	the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2023; and

(z)

the description of the Registrant’s common stock contained in the section titled “Description of Registrant’s Securities to be Registered” starting on page 37 of the Registrant’s Form 10, as filed with the SEC on June 1, 2018, as amended on September 6, 2018, October 30, 2018 and December 17, 2018.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof commencing on the respective dates on which such documents are filed.  Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

II-2

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

The Registrant’s officers and directors are indemnified as provided by Chapter 78 of the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

II-3

Section 78.751(1) of the Nevada Revised Statutes provides that a corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of:

(a)

Any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, including without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or

(b)	Any claim, issue or matter therein,

against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Section 78.751(2) of the Nevada Revised Statutes provides that unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of subsection do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the Nevada Revised Statutes provides that the indemnification pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to subsection 78.751(2), may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

II-4

Section 78.751(4) of the Nevada Revised Statutes provides that unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

Section 78.751(5) of the Nevada Revised Statutes provides that a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Bylaws of Body and Mind Inc.

Pursuant to the provisions of the Nevada Revised Statutes, we have adopted the following indemnification provisions in Article XI of our Bylaws for our directors and officers:

Section 1 – Indemnification of Officers and Directors, Employees and Other Persons.

(a)

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The adverse termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

II-5

(b)

The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is firmly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)

To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)

Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made:

i.	By the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or

ii.	If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or

iii.	By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding.

(e)

Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (d) upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

II-6

Section 2 – Other Indemnification.

The indemnification provided by these Articles shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 3 – Liability Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of (his status as such, whether or not the Corporation shall have indemnified him against such liability under the provisions of this Article XI.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	2023 Stock Incentive Plan*
5.1	Legal Opinion of McMillan LLP*
23.1	Consent of McMillan LLP(1)
23.2	Consent of Sadler, Gibb & Associates, LLC*
24.1	Power of Attorney (included in signature page)
107	Filing fee table*

Notes:

*	Filed herewith.
(1)	Included in Exhibit 5.1.

II-7

Item 9.Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

__________

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 30th day of June, 2023.

BODY AND MIND INC.

By:	/s/ Michael Mills
Michael Mills
President, CEO (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Mills as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michael Mills	President, Chief Executive Officer
Michael Mills	(Principal Executive Officer) and a Director	June 30, 2023

/s/ Dong H. Shim	Chief Financial Officer (Principal Financial	June 30, 2023
Dong H. Shim	Officer and Principal Accounting Officer)

/s/ Stephen Hoffman	Chief Operating Officer, Corporate Secretary and a Director	June 30, 2023
Stephen Hoffman

/s/ Alexis Podesta	Director	June 30, 2023
Alexis Podesta

/s/ Brent Reuter	Director	June 30, 2023
Brent Reuter

/s/ Joshua Rosen	Director	June 30, 2023
Joshua Rosen

__________

II-9